Exhibit 5.2

Snell & Wilmer L.L.P. LAW OFFICES Tabor Center 1200 Seventeenth Street Suite 1900 Denver, Colorado 80202-5854 303.634.2000 303.634.2020 (Fax) www.swlaw.com	DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX SALT LAKE CITY TUCSON

June 6, 2012

ViaSat, Inc.

6155 El Camino Real

Carlsbad, CA 92009

Re:	Guarantee by WB Holdings 1 LLC of $275,000,000 Aggregate Principal Amount of 6.875% Senior Notes due 2020 of ViaSat, Inc.

Ladies and Gentlemen:

We have acted as special Colorado counsel to WB Holdings 1 LLC, a Colorado limited liability company (the “Colorado Guarantor”), in connection with the guarantee (the “Guarantee”) by the Colorado Guarantor of the obligations of ViaSat, Inc., a Delaware corporation (the “Company”), of up to $275,000,000 in aggregate principal amount of the Company’s new 6.875% Senior Notes due 2020 (the “Exchange Notes”) under an Indenture dated as of February 27, 2012 (the “Indenture”), among the Company, the other subsidiaries of the Company that are guaranteeing the Exchange Notes (collectively, and including the Colorado Guarantor, the “Guarantors”), and Wilmington Trust, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2012 (the “Registration Statement”). The Exchange Notes and related guarantees will be issued in exchange for the Company’s outstanding 6.875% Senior Notes due 2020 (the “Outstanding Notes”) and related guarantees on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the Guarantee by the Colorado Guarantor.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Colorado Guarantor, the other Guarantors, the Company, and others as to factual matters without having independently verified such factual matters. With your consent, we have assumed the genuineness of all signatures, the authenticity

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June 6, 2012

of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

The opinion expressed herein is based on and is limited to the internal laws of the State of Colorado as in effect on the date hereof, and we do not express any opinion as to the laws of the United States or of any other state or jurisdiction. Various matters concerning the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware are addressed in the opinion of Latham & Watkins LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, telecommunications laws, bankruptcy, insolvency or fraudulent transfer laws, antifraud laws, or compliance with fiduciary duty requirements (without limiting other laws excluded by customary practice)

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Guarantee of the Colorado Guarantor has been duly authorized by all necessary limited liability company action of the Colorado Guarantor.

Our opinion is subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. In addition, we express no opinion with respect to (i) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, and (v) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Exchange Notes have been duly authorized, executed and delivered by, and constitute legally valid and binding

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June 6, 2012

obligations of, the parties thereto, enforceable against each of them in accordance with their respective terms, and (b) that the status of the Indenture, the Exchange Notes, and the Guarantee of the Colorado Guarantor as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Insofar as our opinion requires interpretation of the Indenture, the Exchange Notes, or the Guarantee of the Colorado Guarantor, with your consent, (i) we have assumed that all courts of competent jurisdiction would enforce such agreements in accordance with their plain meaning, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of Colorado in resolving such questions, and (iii) we express no opinion with respect to a breach or default under the Indenture, the Exchange Notes, or the Guarantee of the Colorado Guarantor that would occur only upon the happening of such a contingency.

This opinion is furnished solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder

Very truly yours,

/s/ Snell & Wilmer L.L.P.